Exhibit 5.1

Our ref             RDS/745724-000005/24957639v4

Perfect Corp.

14F, No.98 Minquan Road

Xindian District

New Taipei City 231

Taiwan

28 October 2022

Dear Sirs

Perfect Corp.

We have acted as Cayman Islands legal advisers to Perfect Corp. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, and relates to the resale from time to time by the selling securityholders named in the Registration Statement or their permitted transferees (collectively, the “Selling Securityholders”) of:

(i).	up to 38,850,406 shares of Class A ordinary shares, par value US$0.10 per share of the Company (the "Issued Shares");

(ii).	up to 9,350,000 warrants (the "Warrants”); and

(iii).	up to 9,350,000 Shares issuable upon exercises of the Warrants (the "Warrant Shares”, and together with the Issued Shares described in clause (i), the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 February 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2	The sixth amended and restated memorandum and articles of association of the Company adopted by a special resolution dated 25 October 2022 and effective on and from 28 October 2022 (the "Memorandum and Articles").

1.3	The unanimous written resolutions of the board of directors of the Company dated 3 March 2022 (the "3 March Board Resolutions").

1.4	The unanimous written resolutions of the board of directors of the Company dated 25 October 2022 (the "25 October Board Resolutions").

1.5	The unanimous written resolutions of the board of directors of the Company dated 28 October 2022 (the "28 October Board Resolutions", together with the 3 March Board Resolutions, 25 October Board Resolutions, the "Board Resolutions").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 21 October 2022, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

1.9	The warrant agreement dated 7 January 2021, by and between Provident Acquisition Corp. (“PAQC”) and Continental Stock Transfer and Trust Company (“Continental”), the warrant certificate constituting the Warrants and the assignment, assumption and amendment agreement dated 28 October 2022 entered into between PAQC, the Company and Continental (the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	The Warrant Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The Warrant Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the Relevant Law as the governing law of the Warrant Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrant Documents.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants or the Shares.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Warrant Documents.

2.10	No monies paid to or for the account of any party under the Warrant Documents or any property received or disposed of by any party to the Warrant Documents in each case in connection with the Warrant Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company will be US$82,000,000 divided into: (a) 700,000,000 class A ordinary shares of a par value of US$0.10 each; (b) 90,000,000 class B ordinary shares of a par value of US$0.10 each; and (c) 30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares to be offered and sold by the Selling Securityholders as contemplated in the Registration Statement have been duly authorised. The Issued Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. The Warrant Shares, once issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrant Documents have been duly authorised, executed and delivered by and on behalf of the Company, and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Cayman Islands Tax Considerations" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities Under U.S. Securities Laws", "Cayman Islands Tax Considerations" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

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